UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 20, 2013

AGILENT TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-15405	77-0518772
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

5301 Stevens Creek Boulevard, Santa Clara, CA	95,051
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code (408) 345-8886

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07 Submission of Matters to a Vote of Security Holders.

The Annual Meeting of Stockholders of Agilent Technologies, Inc. (the “Company”) was held on March 20, 2013 (the “Annual Meeting”).  A total of 298,757,097 shares of Common Stock, representing approximately 86.11% of the shares outstanding, were represented at the Annual Meeting. The voting results for each item of business properly presented at the Annual Meeting, as certified by the Company's independent inspector of elections, are set forth below:

Proposal No. 1 The election of three (3) directors for a term of three years.  The individuals listed below received the affirmative vote of a majority of the votes cast by the shares present in person or represented by proxy and entitled to vote at the Annual Meeting, and were each elected to serve a three-year term.

Name	For	Against	Abstain	Broker Non-Vote
Paul N. Clark	254,716,653	4,839,505	313,984	38,886,955
James G. Cullen	250,103,807	8,504,932	1,261,400	38,886,955
Tadataka Yamada, M.D.	247,236,273	12,254,064	379,805	38,886,955

Directors Robert J. Herbold, Koh Boon Hwee, Heidi Fields, David M. Lawrence, M.D., A. Barry Rand and William P. Sullivan continued in office following the Annual Meeting.

Proposal No. 2 The proposal to ratify the Audit and Finance Committee's appointment of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for the 2013 fiscal year was approved as set forth below.

For	Against	Abstain
295,249,830	2,899,605	607,662

Proposal No. 3 The non-binding advisory vote to approve the fiscal year 2012 compensation of the Company's named executive officers was approved as set forth below.

For	Against	Abstain	Broker Non-Vote
251,665,629	7,613,958	590,555	38,886,955

Proposal No. 4 The stockholder proposal regarding board declassification was not submitted to a vote at the Annual Meeting because the proponent failed to properly present the proposal personally or through a qualified representative at the Annual Meeting.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AGILENT TECHNOLOGIES, INC.

	By:	/s/ Stephen D. Williams
	Name:	Stephen D. Williams
	Title:	Vice President, Assistant General Counsel
and Assistant Secretary

Date: March 25, 2013